Exhibit 10.1
CHARGEPOINT HOLDINGS, INC.
COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS (the “Policy”)
(Effective July 21, 2026)

A.	Retainer Compensation

1.
Non-employee directors (“Outside Directors”) will be eligible to receive the following retainers, for their service on the Board of Directors (the “Board”) and (if applicable) as Board or a committee chair (collectively, the “Retainers”). The Retainers shall be paid in restricted stock unit (“RSU”) awards under the Company’s 2021 Equity Incentive Plan or any successor equity plan of the Company (the “Plan”). Each applicable Retainer RSU award (or pro-rata portion thereof for any Outside Director appointed at a time other than the Company’s regular annual meeting of stockholders) will be subject to the remainder of this Policy, have a target value as set forth in the table below and shall be granted annually at the same time as the Annual Equity Award discussed below. Subject to the Outside Director’s continuing service as an Outside Director or committee chair, as applicable, each such Retainer RSU award shall vest in four equal quarterly installments with the final installment vesting on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of the regular annual meeting of the Company’s stockholders held in the year following the date of grant.

Board service	$40,000
plus (as applicable):

Board Chair	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating/Governance Committee Chair	$8,000

2.	The reasonable expenses incurred by directors in connection with attendance at meetings of the Board and its committees will be reimbursed upon submission of appropriate documentation.

B.	Equity Compensation

1.
New Director Equity Award: On the date an Outside Director is elected or appointed to the Board, the Outside Director will automatically be granted two RSU awards under the Plan. One RSU award will have a target value of $110,000 and will vest in three equal annual installments, subject to the Outside Director’s continuing service, on each anniversary of the date of grant. The second RSU award will have a target value of (i) $110,000 multiplied by (ii) a fraction, the numerator of which is the number of months until the Company’s next annual meeting of stockholders (based on the prior year’s annual meeting date) and the denominator of which is twelve and, subject to the Outside Director’s continuing service, each such RSU award will vest in full on the date of the next regular annual meeting of the Company’s stockholders held following the date of grant.

2.
Annual Equity Award: Upon the conclusion of each regular annual meeting of the Company’s stockholders, each Outside Director who continues to serve as a member of the Board thereafter will automatically be granted RSUs under the Plan with a target value of $110,000. Subject to the Outside Director’s continuing service, each such RSU award will vest in full on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of the regular annual meeting of the Company’s stockholders held in the year following the date of grant.

C.	General

1.	The number of RSUs subject to each automatic equity award will be determined by dividing the target equity value allocated to such RSUs by the average closing price of the Company’s Common Stock as reported on the NYSE during the twenty trading days ending on (and including) the trading day prior to the date of grant, rounded down to the nearest whole share.

2.	Each RSU will be settled by issuing one share of the Company’s Common Stock following vesting, unless a deferral program is implemented.

3.	All equity awards will fully vest upon the earlier of (i) the death or permanent disability of such Outside Director, each as defined in the forms of RSU agreement adopted by the Board, and (ii) the occurrence of a Change in Control (as defined in the Plan) before the Outside Director’s service terminates.

4.	All equity awards will be subject to the forms of RSU agreement adopted by the Board for use under the Plan consistent with the foregoing.